Exhibit 10.9
BIOCLINICA, INC.
Amended and Restated Executive Retention Agreement
     THIS AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT (the “Restated Agreement”) by and between BioClinica, Inc., a Delaware corporation (the “Company”), and [  ] (the “Executive”) is made as of December 31, 2008 (the “Effective Date”).
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances, and
     WHEREAS the Executive is a party to an Executive Retention Agreement with the Company dated as of March 1, 2006 (the “Prior Agreement”), and
     WHEREAS, the Company and the Executive desire to amend and restate the terms of the Prior Agreement in order to bring these terms into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Restated Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below in connection with a Change in Control (as defined in Section 1.1).
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the total fair market value of the then-outstanding shares of the Company’s stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition of securities directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) a change in the composition of the Board over a period of twelve (12) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of the Prior Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions over a 12-month period (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding common stock (the “Company Outstanding Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation)

beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
               (d) a complete liquidation or dissolution of the Company approved by the stockholders of the Company.
          1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.
          1.3 “Cause” means:
               (a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or
               (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or
               (c) the Executive’s commission of dishonesty or gross negligence which is materially and demonstrably injurious to the Company; or
               (d) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or
               (e) any material breach by the Executive of this Restated Agreement or any employment agreement and related agreements with the Company, including, but not limited to, any non-competition or non-solicitation provision, which breach is not cured within 30 days after a written notice of such breach is received by the Executive from the Board of Directors of the Company, which specifically identifies such breach.
     For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
     Notwithstanding the foregoing, if the Executive has an effective employment agreement with the Company that contains a definition of “Cause” for purposes of termination of the Executive’s employment with the Company, the definition of “Cause” contained in such effective employment agreement shall be used in this Restated Agreement.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (g) below.

Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive):
               (a) the assignment to the Executive of duties materially inconsistent with the Executive’s authority or responsibilities taken as a whole in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; or
               (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date; or
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan, a lump sum payment or increase in compensation) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance; or
               (d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is outside a radius of 50 miles from the Executive’s principal residence and outside a radius of 25 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or
               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Restated Agreement, as required by Section 6.1; or
               (f) a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a); or

               (g) any material breach by the Company of this Restated Agreement or any employment agreement with the Executive, which breach is not cured within 30 days after a written notice of such breach is received by the Company from the Executive, which specifically identifies such breach.
     The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
               1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, which consent shall not be unreasonably withheld.
     2. Term of Agreement. This Restated Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and (except to the extent provided in Section 4.2(b)) shall expire upon the first to occur of (a) the termination of the Executive’s employment with the Company more than 60 days prior to the Change in Control Date, (b) the date 24 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3 if the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date.
     3. Employment Status; Termination Following Change in Control.
          3.1 Not an Employment Contract. The Executive acknowledges that this Restated Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Restated Agreement does not prevent the Executive from terminating employment at any time.
          3.2 Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Restated Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination shall be (i) the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) in the case of a termination by the Company or by the Executive within 24 months following the Change in Control, (ii) in the case of termination due to the Executive’s death, the date of the Executive’s death, and (iii) in the case of the Executive’s termination prior to the Change in Control, the date of such termination. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Restated Agreement.
               (b) If a Change in Control Date occurs during the 60 days after the termination of the Executive’s employment by the Company, the Company shall give the Executive notice of such Change in Control.
               (c) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (d) Any Notice of Termination for Cause given by the Company must be given within 90 days of the discovery by the Board of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.
               (e) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the discovery by the Executive of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.
     4. Benefits to Executive.
          4.1 Stock Acceleration. If the Executive’s employment is terminated by the Company other than for Cause, or the Executive terminates his employment for Good Reason, during the Pre-Closing Period or at any time thereafter during the remainder (if any) of the Term, then, effective upon such termination of employment, (a) each outstanding option to purchase shares of Common Stock of the Company held at that time by the Executive shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, and (b) each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company. Each option shall remain so exercisable until the expiration date of the option term or (if earlier) the termination of that option in accordance with the provisions of the applicable stock option agreement. For purposes of this Section 4.1, the Pre-Closing Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier of (i) the closing of the Change in Control contemplated by such definitive agreement or

(ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control.
          4.2 Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, the Executive shall be entitled to the following benefits:
               (a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then, subject to Section 4.2(a)(v) below, the Executive shall be entitled to the following benefits:
                    (i) The Company shall pay to the Executive in cash the aggregate of the following amounts:
                         (1) The Company shall make a lump sum cash payment to the Executive equal to (A) the Executive’s base salary through the Date of Termination, (B) the product of (x) the greater of (i) Executive’s largest annual bonus for the most recently completed three (3) fiscal years and (ii) the Executive’s target annual bonus at time of termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (C) shall be hereinafter referred to as the “Accrued Obligations” and the dollar amount described in clause (B) shall be hereinafter referred to as the “Pro-Rata Bonus” ). Payment of the Accrued Obligations shall be made on the Date of Termination, and the payment of the Pro-Rata Bonus shall be made on the 30th day following the later of the Executive’s Separation from Service or the Change in Control Date (the “Applicable Date”) or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date.
                         (2) Any compensation deferred on behalf of the Executive on the Date of Termination or the Change in Control Date under any deferred compensation plan subject to Section 409A of the Internal Revenue Code, as amended (the “Code”), shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
                         (3) The Company shall, in a series of eighteen (18) successive equal monthly installments pursuant to the Company’s normal payment practices, pay in cash to the Executive an amount equal to (A) 1.5 multiplied by (B) the sum of (x) the greater of (i) the Executive’s annual base salary for the most recently completed fiscal year or (ii) the Executive’s current annual base salary at the time of termination and (y) the greater of (i) Executive’s largest annual bonus for the most recently completed three (3) fiscal years and (ii) the Executive’s target annual bonus at time of termination. The first such installment shall be paid on the 30th day following the Applicable Date or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date.
                         (4) The Company shall make a lump sum cash payment, not to exceed $15,000, to cover the cost to obtain post-employment continued coverage under life and accidental death or dismemberment insurance and disability insurance plans for a period of eighteen (18) months following such termination date. Such payment shall be made to the Executive on the 30th day following the Applicable Date or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date.
                    (ii) For a period not to exceed eighteen (18) months measured from the Applicable Date, the Company shall, if the Executive elects under Code Section 4980B to continue health care coverage under the Company’s group health plan for himself, his spouse and his eligible dependents following the Date of Termination, provide such continued health care coverage at the Company’s expense; provided, however, that such coverage at the Company’s expense shall immediately terminate on the date the Executive is first covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions (the period of coverage as so terminated shall be referred to as the “Coverage Period”). Such health care coverage shall be at the same level and provide the same type of benefits as would have been provided to them if the Executive’s employment had not been terminated and they had continued to be covered under the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies. Such continued health care coverage shall be provided pursuant to the provisions of this subparagraph (ii) even if such coverage extends beyond the period of statutorily-required coverage under Code Section 4980B, but subject to earlier termination in accordance with the above proviso relating to coverage under another employer’s plan. In the event the Company’s provision of such continued health care coverage results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive, then the Company shall report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and the Executive shall be responsible for the payment of any additional income and employment tax liability resulting from such coverage. To the extent the health coverage under this Section 4.2(a)(ii) is to be provided through a self-funded program maintained by the Company, the Executive shall directly pay for the costs to obtain such health coverage and the Company shall reimburse the Executive for such costs incurred during the Coverage Period. The Executive shall, within 30 days after each periodic payment for a reimbursable health or medical care expense under this Section 4.2(a)(ii), submit appropriate evidence of such payment to the Company for reimbursement, and the Company shall pay such reimbursement on the 30th day following receipt of the submission. In the event such reimbursement of health care coverage during the Coverage Period results in the recognition of taxable income (whether for federal, state, or local income tax purposes) by the Executive, then the Company shall make an additional payment (the “Health Care Gross-Up Payment”) to the Executive in a dollar amount to fully cover all taxes payable by the Executive on the income recognized with respect to the reimbursed health care coverage, including taxes imposed upon the Health Care Gross-Up Payment. The Heath Care Gross-Up Payment shall be paid to the Executive at the time the related taxes are remitted to the tax authorities.
     In the event that the Executive’s Date of Termination occurs prior to the Change in Control Date, then the Coverage Period hereunder shall be reduced by the period from the Executive’s Date of Termination to the Change in Control Date (the “Interim Period”) and the Company shall reimburse the Executive for the cost of such coverage paid by the Executive during the Interim Period. The Executive shall, within 30 days after the Change in Control Date, submit appropriate evidence of such costs to the Company for reimbursement, and the Company shall pay such reimbursement on the 30th day following receipt of submission.
     During the period health care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (i) the amount of the health care costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.
     For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 18 months after the Date of Termination.
                    (iii) Notwithstanding the foregoing, if the Executive breaches any ongoing obligation with the Company (by way of example and not by way of limitation, any breach of a non-competition or non-solicitation provision with the Company), and such breach is not cured within 30 days of written notice of such breach received by the Executive from the Company, then the Company shall no longer be required to provide any of the benefits set forth in this Section 4.2(a).
               (b) Termination More Than 60 Days Prior to Change in Control. If (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated more than 60 days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the Executive shall receive the payments and benefits set forth in Section 4.2(a), subject to Section 4.2(a)(iv).
               (c) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations, (ii) pay the Executive (or his estate, if applicable) the Pro-Rated Bonus in a lump sum in cash on the 30th day following the Applicable Date or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date, and (iii) pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement on the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) as they become due and payable in one or more installments under the applicable plan or arrangement subject to compliance with Code Section 409A. In addition, any vested compensation deferred on behalf of the Executive under any deferred compensation plan subject to Code Section 409A shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
               (d) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits as they become due and payable in one or more installments under the applicable plan or arrangement subject to compliance with Code Section 409A. In addition, any vested compensation deferred on behalf of the Executive under any deferred compensation plan subject to Code Section 409A shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
          4.3 Section 409A. Certain payments contemplated by this Restated Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
               (a) It is the intent of the parties that the provisions of this Restated Agreement comply with all applicable requirements of Code Section 409A. Accordingly, all provisions of this Restated Agreement shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder and such provisions shall be deemed amended to comply with Code Section 409A and the applicable Treasury Regulations thereunder.
               (b) Notwithstanding any provision to the contrary in this Restated Agreement, no payments or benefits to which the Executive may become entitled under Section 4 or Section 5.3 of this Restated Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2)

deferral period, all payments and benefits deferred pursuant to this Section 4.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Restated Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Restated Agreement, including (without limitation) this Section 4.3(b), “Separation from Service” shall mean a separation from service as defined under Treasury Regulation Section 1.409A-1(h).
          4.4 Excise Tax Gross-Up
               (a) In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Restated Agreement or any other agreement with the Company constitutes a parachute payment under Section 280G of the Code (collectively, the “Parachute Payment”) subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties related to such excise tax (with such excise tax and related interest and penalties to be collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in a dollar amount such that after payment of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains a net amount equal to the Excise Tax imposed upon the aggregate Orachute Payment.
               (b) All determinations as to whether any of the payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Restated Agreement or any other agreement with the Company constitute a Parachute payment, whether a Gross-Up Payment is required with respect to any Parachute Payment, the amount of such Gross-Up Payment, and any other amounts relevant to the calculation of such Gross-Up Payment, will be made by an independent registered public accounting firm selected by the Company from among the largest four accounting firms in the United States (the “Accounting Firm”). Such Accounting Firm will make the applicable determinations (the Gross-Up Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, within thirty (30) days after the date of the Executive’s Separation from Service. The Gross-Up Determination made by the Accounting Firm will be binding upon both the Executive and the Company. The Gross-Up Payment (if any) determined on the basis of the Gross-Up Determination shall be paid to the Executive or on the Executive’s behalf with ten (10) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities.
               (c) In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to the Executive pursuant to the provisions of Section 4.4(a), then within thirty (30) days following that Final

Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new Excise Tax calculation based upon that Final Determination and provide both the Executive and the Company with the supporting calculations for any supplemental Gross-Up Payment attributable to that excess Excise Tax liability. The Company shall make the supplemental Gross-Up payment to the Executive within ten (10) business days following the completion of the applicable calculations pr (if later) at the time such excess tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of any Gross-Up Payment initially made to the Executive pursuant to the provisions of Section 4.4(a), then the Executive shall refund to the Company, promptly upon receipt (but in no event later than ten (10) business days after such receipt), any federal or state tax refund attributable to the Excise Tax overpayment. For purposes of this Section 4.4(c), a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company or (ii) sustained by a court of competent jurisdiction in a decision with which both the Executive and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
               (d) Should the Accounting Firm determine that any Gross-Up Payment made to the Executive was in fact more than the amount actually required to be paid to the Executive in accordance with the provisions of Section 4.4(a), then the Executive will, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such overpayment. Furthermore, should the Company decide to contest any assessment by the Internal Revenue Service of an Excise Tax on one or more payments or benefits provided the Executive under this Restated Agreement or otherwise, the Executive will comply with all reasonable actions requested by the Company in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.
               (e) Notwithstanding anything to the contrary in the foregoing any Gross-Up Payments due the Executive under this Section 4.4 shall be subject to the hold-back provisions of Section 4.3(b). In addition, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Section 409A of the Code. To the extent the Executive becomes entitled to any reimbursement of expenses incurred at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to the Executive no later than the close of the calendar year following the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by the Executive. If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to the Executive no later than the close of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

          4.5 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise.
     5. Disputes.
          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Restated Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Restated Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Restated Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Restated Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (so long as a court of competent jurisdiction renders a final order, decree or judgment in favor of the Executive, and after the time for appeal has expired and no appeal has been perfected for such final order, decree or judgment) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Restated Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Restated Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
          5.3 Compensation During a Dispute. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which he is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive his base salary in effect as of the Measurement Date commencing within 30 days following the Applicable Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within three (3) business days following the resolution of such dispute.

     6. Successors.
          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Restated Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Restated Agreement at or prior to the effectiveness of any succession shall be a breach of this Restated Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Restated Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Restated Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Restated Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940, and to the Executive at the Executive’s address indicated on the signature page of this Restated Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

          8.2 Severability. The invalidity or unenforceability of any provision of this Restated Agreement shall not affect the validity or enforceability of any other provision of this Restated Agreement, which shall remain in full force and effect.
          8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Restated Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          8.4 Governing Law. The validity, interpretation, construction and performance of this Restated Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.
          8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Restated Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.6 Counterparts. This Restated Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.7 Tax Withholding. Any payments provided for hereunder shall be subject to the Company’s collection of the any applicable tax withholding required under federal, state or local law, and the Executive shall only be entitled to the amount of each payment remaining the applicable withholding taxes have been collected.
          8.8 Entire Agreement. This Restated Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including, without limitation, the Prior Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
          8.9 Amendments. This Restated Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.10 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Restated Agreement; (b) has been represented in the preparation, negotiation, and execution of this Restated Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Restated Agreement; and (d) understands that the law firm of Morgan, Lewis & Bockius LLP is acting as counsel to the Company in connection with the transactions contemplated by this Restated Agreement, and is not acting as counsel for the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement as of the day and year first set forth above.

BIOCLINICA, INC.
By:
	Name:	Mark L Weinstein
	Title:	President & CEO

Name:
Address: